FOR IMMEDIATE RELEASE
Contacts: Target Media Hotline, (612) 696-3400, press@target.com
Target Announces Executive Leadership Changes to Accelerate Growth,
Confirms Q4 Financial Guidance

MINNEAPOLIS, Feb. 10, 2026 /PRNewswire/ — Target Corporation (NYSE: TGT) announces a series of executive leadership changes under new CEO Michael Fiddelke aimed at accelerating the company’s growth plans. The appointments follow recent additions to the Board of Directors and directly support Fiddelke’s focus on strengthening merchandising authority and elevating the guest experience.

The company also confirms that it expects to report fourth quarter 2025 sales, full-year GAAP EPS and full-year Adjusted EPS in line with its prior guidance.

“It’s the start of a new chapter for Target and we’re moving quickly to take action against our priorities that will drive growth within our business,” said Fiddelke. “These leadership changes align the right talent and expertise with key roles, and simplify our structure so we can advance our strategy with greater speed, clarity and accountability.”

Effective Feb. 15, newly named executive vice presidents will oversee functions reporting directly to the CEO:
Cara Sylvester is named chief merchandising officer, having previously served as chief guest experience officer. Sylvester brings deep merchandising expertise, with experience across digital, loyalty and marketing, and a track record of growing revenue, profitability and market share across categories. As Target’s singular merchandising chief, she will strengthen and expand Target’s authority in style and design through its merchandising capabilities, product development, assortment design and partner collaborations.
Lisa Roath is named chief operating officer. Previously chief merchandising officer of food, essentials and beauty, Roath brings expertise leading an end-to-end retail operation, spanning merchandising, supply chain and stores. In her new role, she'll focus on scaling Target’s style and design focus across the full operation, improving speed, efficiency and execution that elevates the shopping experience.

“Cara and Lisa are proven leaders who deeply know our business and can drive change that delivers results,” said Fiddelke. “As they lead two of our most critical functions, we've got the right foundation to make bold, strategic moves and execute our plans for Target’s future.”

As part of these changes, Rick Gomez, chief commercial officer, will depart Target and Jill Sando, chief merchandising officer for apparel and accessories, home and hardlines, will retire. Both will stay on for brief periods to support a smooth transition.

“I’ve worked alongside Rick and Jill for many years, and I’ve seen firsthand the real impact they’ve made on Target during their tenures,” Fiddelke said. “I want to thank Rick for his leadership in service to our team and guests, and congratulate Jill on her retirement after a remarkable 29 years with the company.”

As these leaders transition, the company is conducting an external search for a chief guest experience and marketing officer.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website and press center.

###